Exhibit 99.3

Investor Presentation Transcript – November 3, 2025

Slides 1: Intro

Good morning. Thank you for joining us today for the Xanadu and Crane Harbor Acquisition Corp business combination webcast.

Slides 2: Safe Harbor

I’d like to note that today’s webcast includes forward-looking statements concerning future events and the future performance of both Xanadu and Crane Harbor. These forward-looking statements are based on information currently available to Xanadu and Crane Harbor and represent the company’s present views and expectations. Actual results may differ materially from those anticipated in these forward-looking statements due to various factors, including but not limited to the timing of development milestones, future funding and revenues, competitive dynamics, and the timing and completion of this business combination.

Slides 3: Safe Harbor

Today’s conference call is intended for informational purposes only and does not constitute an offer to purchase any securities or a solicitation of votes in any jurisdiction in connection with the proposed business combination or any other matter. Furthermore, no securities may be sold in any jurisdiction where such offer, solicitation, or sale would violate applicable law prior to proper registration or qualification under that jurisdiction’s securities laws.

For additional information regarding the risks associated with these forward-looking statements, please review the press release published this morning. A replay of today’s webcast will be accessible on the Crane Harbor Investor Relations website, where you’ll also be able to access the investor presentation materials.

I’d now like to turn the call over to Bill Fradin, Chief Executive Officer of Crane Harbor Acquisition Corp. Bill, please proceed when you’re ready.

Slide 4: Quantum Company of Several Firsts

●	Hi, this is Bill Fradin, Chief Executive Officer of Crane Harbor Acquisition Corp, and it’s a pleasure to be presenting today. With me this morning are Christian Weedbrook, CEO, and Rafal Janik, COO of Xanadu. Crane Harbor is an experienced SPAC sponsor and our group has also founded, led, and acquired multiple large public companies. We are thrilled to be here with Xanadu today - a truly outstanding company as the Canadian national champion - and uniquely positioned to offer investors the opportunity to take part in both the hardware and software sides of the quantum revolution. We know Quantum computing very well and have studied it closely for years. We believe Xanadu has a clear roadmap to build large, fault tolerant, commercially valuable quantum computers; while also delivering on the promise of being full-stack, with one of the industry leaders in quantum software, PennyLane. This is a pioneering company, with a bright future.

○	First, Xanadu is expected to be the first and only publicly listed photonic quantum computing company, a modality that we believe provides significant advantages over superconductors, trapped ions, neutral atoms, and annealing

○	Second, PennyLane, the modality-agnostic leader in quantum application development software, has roughly 47% of quantum programmers using it, based on a 2024 Unitary Foundation Survey. This is across all quantum modalities, including our competitors. There is also a large and growing pipeline of university talent training on it. We believe there is a massive monetization opportunity to commercialize this open-source platform.

○	Third, Xanadu’s 216 qubit configuration was the first pure-play to achieve quantum supremacy in 2022, generating better results than a global top 5 classical supercomputer - performing calculations that would take it almost 7 million years - in 2 minutes

○	Finally, the Aurora system is the first networked, modular, scalable quantum computer – and we believe that this advantage combined with Xanadu’s focus on producing a fault tolerant quantum computer, will result in significant revenue generation in the medium term.

Slide 5: Crane Harbor Team

●	The Crane Harbor team, led by myself, Jon and Ed Cohen, Jeff and Tom, along with my father Roger and our board, has a wealth of experience in public and private market transactions; including previous de-SPACs such as Black Sky, Falcon, Janus, and Vertiv, with Roger still on the board of Vertiv which was recently trading on New York Stock Exchange at over $200 per share. We have raised $1.7 billion in PIPE capital over four transactions, and for this transaction, we have raised $275mm in an upsized, over-subscribed PIPE – in addition to the $224 million in trust. Eric Litvin, one of our directors, has deep experience in photonics as the co-founder and CEO of Luma Optics, which provides optical transceivers for AI infrastructure. We’re proud of our track record as public company leaders and SPAC sponsors and our full team has been and will continue to support Xanadu in filling out their team and building a great public company. Now I’d like to pass the call over to Christian Weedbrook, Founder and CEO of Xanadu, to tell you more about the generational opportunity we believe we are providing to investors

Slide 6: Business Combination Summary

●	Great thank you Bill

●	The transaction is expected to provide Xanadu with adequate funding to construct and deploy a photonic-based commercial quantum computer (either in our own data centers or in the data centers of our customers) – where we believe significant commercial traction is expected to be generated by this quantum computer along with the commercialization of PennyLane software

●	We’re currently targeting late 1Q26 / early 2Q26 as the close of the transaction subject to customary closing conditions

●	Upon closing, Xanadu is expected to offer public investors the only avenue to the photonic modality as well as the massive opportunity represented by PennyLane

●	Finally, when we come to the market we will do so at an attractive valuation compared to the other publicly traded quantum companies with a comparable timeline and in our view the most feasible path to scale

●	Many investors are taking a portfolio approach to quantum computing but you’ll now have the opportunity to invest in what we believe is the most commercially promising modality in the space while also offering exposure to other modalities via our PennyLane software

Slide 7: Xanadu Team

●	I founded Xanadu in 2016 based on my research in academia focused on photonic quantum computing. This started with a PhD in Australia followed by postdocs at MIT and University of Toronto. Xanadu was formed with a mission to build quantum computers that are useful and available to people everywhere

●	We believe quantum computing represents the next major technological breakthrough beyond AI tackling problems that would take classical computers millions of years to solve

●	The advances in quantum computing have the promise to transform scientific discovery across medicine, drug discovery, finance, AI, chemistry, transportation, and many other sectors

●	We believe photonics has a number of technological advantages to quantum computing, based on a number of factors we’ll touch on later including scalability, networkability and energy efficiency

●	To highlight the exceptional technical expertise of the Xanadu team: 140 of our over 250 employees hold PhDs, representing one of the most concentrated pools of quantum computing talent in the industry. In particular, 75% of our leadership team has been at the company since its infancy

●	With this world-class team in place, we’ve successfully demonstrated quantum supremacy and built the industry’s leading quantum software platform with PennyLane, positioning us to capitalize on the tremendous revenue opportunity as we transition from technological development to commercialization.

Slide 8: Quantum Investment

●	The quantum computing space has seen incredible investor interest from leading venture investors and significant capital deployment

●	This level of institutional and strategic investment validates that we’re at an inflection point for the industry

●	We believe the timing is right for quantum because of the maturity of our technology as we move nearer to fully fault tolerant quantum computing

●	For Xanadu specifically, there are no fundamental scientific breakthroughs necessary between now and commercially viable quantum computers – as we have already constructed and are operating the first networked, modular, scalable quantum computer that computes at room temperature and scalable today up to an arbitrary number of qubits

Slide 9: AI/Quantum Valuations and DeSPAC Valuations

●	We believe we are at the same inflection point that AI experienced just a few years ago.

●	Investors are taking notice and valuations in quantum are starting to reflect this transformational opportunity.

●	The valuation disparity between quantum and AI companies illustrates the upside potential we expect when our industry has its own potential “ChatGPT”-like moment

●	It is worth noting that the energy required to deliver on the promise embedded in these AI valuations is exponentially unsustainable – we believe quantum is the only long-term solution to the energy consumption crisis not only in AI, but cloud computing as a whole

●	The path being pursued in AI right now reflects quantity over quality and in order to provide those services they are building out massive quantities of energy. Quantum takes the opposite approach, delivering higher quality but lower quantity of computing at a significantly reduced energy consumption level

●	The excitement around quantum is also playing out in the public market. Three of the top 7 best performing technology de-SPACs since 2020 are within the quantum computing space.

●	We think that’s because the market recognizes the tremendous revenue potential associated with quantum.

●	Vertiv, while not a quantum SPAC company, does have Roger Fradin as a director, and he is also a Crane Harbor special advisor

Slide 10: Xanadu at a Glance

●	Xanadu has over 250 employees and has received $290 million in funding to date with $40m of that coming from the US and Canadian governments - which is generally non-dilutive. We anticipate government funding to increase by 5-10 times that amount in the next 6-12 months alone

●	Quantum computing is now a matter of national security - and the Canadian government has articulated a clear commitment to quantum technologies through national strategies and funding programs that support research, talent and commercialization

●	Xanadu, as the only scaled Canadian quantum computing company, represents the national champion of Canada’s quantum efforts.

●	Investments in domestic leaders like Xanadu help anchor intellectual property and talent in Canada, increasing the chances that commercialization benefits remain in Canada

●	We have already received significant funding from the Federal and Provincial governments, and we have a strong and active dialogue with decision makers at the highest level for future additional funding

●	Canada has taken a strong stance on quantum sovereignty - and we believe that Xanadu will be a primary beneficiary from the funding to support that stance

●	Photonic quantum computing is a reality in no small part due to our efforts, which has resulted in the first and only networked, modular, and scalable quantum computer allowing the scaling to an arbitrary number of qubits – as well as Xanadu becoming the first pure play company to achieve quantum supremacy in 2022.

●	We have a number of tier 1 fabrication partners and industry-leading Fortune 500 customers, global names who have seen the vision of quantum and are eager to support Xanadu. We have a competitive moat of over 120 approved and pending patents that protect our architecture, software, and technological advancements.

●	Importantly, we also have over 120 global university partners where the future of the quantum workforce is being trained today on PennyLane, and we anticipate this to be an opportunity that will rise with the whole industry.

●	As students and young quantum programmers are trained on PennyLane, they will bring this experience and skills forward into their careers. Just as other world-changing software and applications are frequently introduced early on in the education and training process - some examples include Bloomberg in finance and LexisNexis in law. Our goal is to implement PennyLane into the future workforce as early as possible which has created a significant adoption lead over other quantum programming or operating system softwares

Slide 11: Hardware & Software Milestones

●	We have a proven history of delivering on key technological innovations ahead of schedule, and importantly, on budget

●	We have consistently executed on our roadmap and this track record gives us confidence in our ability to deliver on what we’re outlining today

●	In 2022, we achieved quantum supremacy with Borealis. This wasn’t just a lab or science experiment – we made this computer available to researchers worldwide on both Xanadu’s and AWS’s cloud platforms.

●	In 2024, Aurora solved the critical scalability challenge that has plagued the quantum industry. We demonstrated scalable networking by connecting multiple independent quantum computers using fiber optics

●	And we are aggressively moving toward fault-tolerant quantum computing in the next three years with a quantum computer that is expected to have up to 100,000 physical qubits and anywhere between 500 and 1,000 logical qubits

●	In addition, our software stack, PennyLane, is building out quantum error correction capabilities in parallel with our hardware development

●	We believe we are the only company delivering on all three pillars simultaneously - which are:

○	Proven hardware milestones;

○	A dominant software platform with PennyLane;

○	And a clear commercial pathway

Slide 12: Photonics – The Missing Modality

●	We believe we will win because we are confident we have the superior technological approach

○	Our approach to photonics is the only quantum modality computing at true room temperature. We require no cryogenics and no laser cooling during the computation or measurement processes which gives us a significant advantage in size, scalability, and energy consumption

○	We have solved scalable networking through fiber optics – which also reduces the errors associated with moving to and from fiber as photonics is natural to our networking and scaling approach. As every quantum modality must use photonics in order to scale, this provides Xanadu with a distinct advantage

○	Other hardware modalities must convert from electrons to photons and back again, which causes loss in fidelity, is noisy, and is probabilistic - meaning it rarely ever works. We don’t have this problem as we compute on the same photons that will be used to network our chips together, eliminating the conversion errors

○	We have anywhere from 10 to 100 times better error correction overhead than any other competing modality

○	And we deliver superior clock speeds all while maintaining 99.99% average two-qubit gate fidelity

Slide 13: Basics of Quantum

●	Photonics produces a number of advantages over other modalities, with the three largest boiling down to:

○	Number 1 - Room temperature computation

▪	Our approach only requires cooling at the time of preparation, meaning that the entire computation time, as well as the measurements, are performed at ambient temperature

▪	This produces much faster iterations, reduces energy consumption and substantially lowers running costs compared to other approaches

○	Number 2 - Manufacturable using silicon processes

▪	We are able to leverage pre-existing semiconductor foundries more effectively and realize cost savings above other approaches

○	Number 3 - Modular & networkable

▪	Photonics is particularly suitable for scaling due to the use of fiber optics to connect our photonic chips. This means that our scalability problems are already solved and we expect to be capable of large, fault tolerant deployments in the next 3 years

○	Lastly, since all approaches will need to utilize photonics in order to facilitate scale, Xanadu’s photonic approach is the only medium that will be universally compatible across all quantum modalities and quantum technologies for commercialization including quantum networking, sensing, quantum internet, secure communications, and other future applications

Slide 14: Borealis – Quantum Supremacy on the Cloud

●	In 2022 we achieved quantum supremacy on the cloud with Borealis, our 216-qubit computer which was able to solve a complex mathematical equation that would have taken seven million years on the world’s fastest supercomputer at the time – in just two minutes. This parallels the complex factoring problems that would be required to crack encryption like RSA. This is all using the same amount of energy needed to power a 40 watt lightbulb for five hours straight

●	For the same problem, the supercomputer would have needed more power than would be required to run New York City for approximately 32 thousand years

Slide 15: Aurora – Path to 12 Logical Cubits

●	With our new Aurora quantum computer we had 4 quantum server racks networked together. Here we broke new ground with the world’s first implementation of all subsystems needed for universal quantum computing

●	This was truly the first modular, scalable, and networked system in the world – meaning that the construction of Aurora had solved, at least for us and only us, the problems behind building more powerful computers by adding additional servers to our networked computer

●	Aurora has 35 integrated photonic chips and 12 logical qubits – and we also demonstrated real time error correction decoding algorithms on a photonic system for the first time

●	We want to be clear that there are no technological hurdles stopping us from scaling to even millions of qubits today – no new fundamental scientific breakthroughs are needed. We believe we can scale to as many quantum computer racks as necessary to achieve the configuration required for commercially important use cases – all that is stopping our acceleration at this time is funding

Slide 16: Delivering the Front-End Applications Layer

●	While other quantum companies may claim to be full stack – PennyLane, our own front end application layer and operating system, really sets us apart

○	PennyLane allows users to easily integrate quantum circuits into classical AI frameworks, and provides a seamless user experience.

○	Approximately 47% of quantum programmers are doing so on PennyLane across all hardware, with 34 thousand active users in September 2025, a stat that continues to grow

○	PennyLane is hardware agnostic – meaning all of our competitors have their own programmers working on their own hardware, today, using PennyLane

○	This is a huge opportunity – and one that will only grow as the industry does as well.

Slide 17: Xanadu Offers the Only Public-Market Exposure

●	We believe PennyLane’s monetization opportunity alone could warrant public company status – we won’t do that of course but combining that with our photonic computers, Xanadu presents a compelling opportunity for investors to participate in both the hardware and software sides of the business.

●	PennyLane’s unique position as the front end application layer and OS for quantum computers, along with its widespread adoption, and ability to be used across every modality means that investing in PennyLane means investing in the entire quantum industry

●	We believe that no other quantum company will allow investment diversification across the entire quantum industry like Xanadu

●	Following the close of the transaction, we expect that Xanadu will be the only public market photonics quantum computing company at that time – and will also be the only pure-play quantum company providing a cross-modality opportunity with PennyLane

●	I will now hand it over to our COO Raf to continue – thanks Raf

Slide 18 – Photonic quantum computers will be everywhere

●	We believe photonic quantum computers will be everywhere, and the opportunities are already large and getting larger. Hyperion estimates that the quantum computing market will be $90 billion by 2040, with up to $850 billion in value creation at fault tolerance in that same year.

●	Xanadu has already proven value in case studies in automotive and next generation battery applications, with the next areas of focus being green energy and quantum chemistry. These fields alone promise up to hundreds of billions of dollars of value creation.

●	In the long term, the opportunities are nearly endless – quantum computing, and particularly photonic quantum computing, will potentially touch nearly every aspect of industries around the world.

Slide 19 – Selected customer case studies

●	We want to walk you through a few real-life examples of how our technology is already generating valuable IP that will translate into tangible business outcomes as large-scale quantum computers come online.

○	In automotive, our simulation capabilities are creating new IP in modeling battery materials with unprecedented speed and accuracy for fault tolerant quantum computers. This will enable dramatically faster battery development cycles and reduced R&D costs for companies like Volkswagen.

○	At Mitsubishi Chemicals, our work has demonstrated potential for simulating accurate EUV lithography processes with a level of accuracy that would take classical computers exponentially longer, paving the way for faster development cycles and reduced time-to-market in complex semiconductor manufacturing.

○	And within aerospace, we’ve developed quantum algorithms for fluid dynamics that are up to 10,000 times more efficient than previous state-of-the-art methods. This will allow manufacturers like Rolls Royce to design more aerodynamic and efficient engines faster and with greater precision.

●	These aren’t theoretical concepts. We are generating the IP with partners today, helping ensure that the value can be unlocked once utility-scale quantum computing is available.

Slide 20: Commercialization

We expect to generate revenue through four primary channels: compute access, PennyLane monetization, application development, and IP licensing.

●	Through joint development agreements with blue-chip partners, we are building a path to capture the economic upside of IP generated on our quantum computers. In the near term, cloud access to our quantum computers will provide customers with scalable, on-demand compute capacity and establish a recurring subscription-based revenue.

●	For customers with sensitive, mission-critical, or time-sensitive workloads, we are developing the ability to sell dedicated quantum systems. These systems can be deployed directly into enterprise and government data centers, offering secure and high-performance access to quantum resources with ongoing support and upgrade services.

●	As we begin to monetize PennyLane, its role as the leading front-end software for application development and quantum operating system access positions us to capture revenue as adoption accelerates. Commercialization has already begun, with a target MVP enterprise version currently in development, which will provide the foundation for recurring software revenue.

●	Our leadership in advanced photonic devices enables licensing opportunities beyond quantum, including applications in classical computing, datacom, and telecommunications.

●	I’d like to now hand it back to Bill

Slide 21: Transaction Summary

●	Thanks so much Raf. We are raising capital today at an extremely compelling valuation. A $3.1bn enterprise value is over a 50% discount to recent private market transactions and even steeper compared to the pure-play quantum computing public comps.

●	This is not a new company, the last round was a Series C at $1 billion 3 years ago and this is a conservative step-up compared to total capital raised, technological progress, and prevailing market valuations.

●	We are pleased to announce our $275 million, oversubscribed, upsized PIPE. We expect all of the capital raised in this transaction, along with government support, to fund the construction of the commercially viable quantum computer.

●	We’re truly excited about this transaction, valuation, and the revolutionary technology that Xanadu is developing.

●	Thanks again for your time and consideration. Please visit the Crane Harbor investor relations website for more information on the transaction as well as our associated SEC filings.